UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Quicksilver Gas Services LP

(Name of Issuer)

Common Units, representing limited partner interests

(Title of Class of Securities)

74839G 106

(CUSIP Number)

December 31, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 74839G106

1.	Names of Reporting Persons Lehman Brothers Holdings Inc. 13-3216325

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 826,122

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 826,122

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 826,122

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.7% (1)

12.	Type of Reporting Person (See Instructions) HC/CO

(1)   Based on 12,263,625 common units outstanding as of October 31, 2007, as reported on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 74839G106

1.	Names of Reporting Persons Lehman Brothers Inc. 13-2518466

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 292,772

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 292,772

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 292,772

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.4% (1)

12.	Type of Reporting Person (See Instructions) BD/CO

(1)   Based on 12,263,625 common units outstanding as of October 31, 2007, as reported on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 74839G106

1.	Names of Reporting Persons LB I Group Inc. 13-2741778

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 150,000

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 150,000

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 150,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.2% (1)

12.	Type of Reporting Person (See Instructions) CO

(1)   Based on 12,263,625 common units outstanding as of October 31, 2007, as reported on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 74839G106

1.	Names of Reporting Persons Lehman Brothers MLP Opportunity Associates LLC 20-8727524

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 533,350

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 533,350

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 533,350

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.3% (1)

12.	Type of Reporting Person (See Instructions) OO

(1)   Based on 12,263,625 common units outstanding as of October 31, 2007, as reported on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 74839G106

1.	Names of Reporting Persons Lehman Brothers MLP Opportunity Associates LP 20-8727697

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 533,350

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 533,350

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 533,350

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.3% (1)

12.	Type of Reporting Person (See Instructions) PN

(1)   Based on 12,263,625 common units outstanding as of October 31, 2007, as reported on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 74839G106

1.	Names of Reporting Persons Lehman Brothers MLP Opportunity Fund LP 20-8727922

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 533,350

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 533,350

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 533,350

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.3% (1)

12.	Type of Reporting Person (See Instructions) PN

(1)   Based on 12,263,625 common units outstanding as of October 31, 2007, as reported on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 74839G106

1.	Names of Reporting Persons Lehman Brothers MLP Associates, L.P. 20-4916814

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 150,000

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 150,000

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 150,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.2%(1)

12.	Type of Reporting Person (See Instructions) PN

(1)   Based on 12,263,625 common units outstanding as of October 31, 2007, as reported on Form 10-Q for the quarter ended September 30, 2007.

CUSIP No. 74839G106

1.	Names of Reporting Persons Lehman Brothers MLP Partners, LP 20-4916839

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 150,000

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power 150,000

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 150,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.2% (1)

12.	Type of Reporting Person (See Instructions) PN

(1)   Based on 12,263,625 common units outstanding as of October 31, 2007, as reported on Form 10-Q for the quarter ended September 30, 2007.

Item 1.
(a)	Name of Issuer Quicksilver Gas Services LP
(b)	Address of Issuer’s Principal Executive Offices 777 West Rosedale Street Fort Worth, TX 76104

Item 2.
(a)

Name of Person Filing

Lehman Brothers Holdings Inc.

Lehman Brothers Inc.

LB I Group Inc.

Lehman Brothers MLP Opportunity Associates LLC

Lehman Brothers MLP Opportunity Associates LP

Lehman Brothers MLP Opportunity Fund LP

Lehman Brothers MLP Associates, L.P.

Lehman Brothers MLP Partners, LP

(b)	Address of Principal Business Office or, if none, Residence Lehman Brothers Holdings Inc. 745 Seventh Avenue New York, New York 10019
Lehman Brothers Inc. 745 Seventh Avenue New York, New York 10019
LB I Group Inc. 399 Park Avenue New York, New York 10022
Lehman Brothers MLP Opportunity Associates LLC 399 Park Avenue New York, New York 10022
Lehman Brothers MLP Opportunity Associates LP 399 Park Avenue New York, New York 10022
Lehman Brothers MLP Opportunity Fund LP 399 Park Avenue New York, New York 10022

Lehman Brothers MLP Associates, L.P. 399 Park Avenue New York, New York 10022
Lehman Brothers MLP Partners, LP 399 Park Avenue New York, New York 10022
(c)	Citizenship or Place of Organization:
Lehman Brothers Holdings Inc. (“Holdings”) is a corporation organized under the laws of the State of Delaware.
Lehman Brothers Inc. (“LBI”) is a corporation organized under the laws of the State of Delaware.
LB I Group Inc. (“LB I Group”) is a corporation organized under the laws of the State of Delaware.
Lehman Brothers MLP Opportunity Associates LLC (“MLP Opport. Assoc LLC”) is a limited liability company formed under the laws of the State of Delaware.
Lehman Brothers MLP Opportunity Associates LP (“MLP Opport. Assoc LP”) is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers MLP Opportunity Fund LP (“MLP Opport. Fund”) is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers MLP Associates, L.P. (“MLP Assoc LP”) is a limited partnership formed under the laws of the State of Delaware.

Lehman Brothers MLP Partners, LP (“MLP Partners”) is a limited partnership formed under the laws of the State of Delaware.

	(d)	Title of Class of Securities Common Units
	(e)	CUSIP Number 74839G106

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: See Item 9 of cover pages.
	(b)	Percent of class: See Item 11 of cover pages.

	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote
		(ii)	Shared power to vote or to direct the vote
		(iii)	Sole power to dispose or to direct the disposition of
		(iv)	Shared power to dispose or to direct the disposition of
See Items 5-8 of cover pages.
Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

LBI is the actual owner of 142,772 Common Units reported herein.  LBI, a broker-dealer registered under Section 15 of the Act, is a wholly-owned subsidiary of Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings may be deemed to be the beneficial owner of the Common Units owned by LBI.

MLP Opport. Fund is the actual owner of 533,350 Common Units reported herein.  MLP Opport. Assoc LP is the general partner of MLP Opport. Fund. MLP Opport. Assoc LLC  is the general partner of MLP Opport. Assoc LP and is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, MLP Opport. Assoc LP, MLP Opport. Assoc LLC and Holdings may be deemed to be the beneficial owners of the Common Units owned by MLP Opport. Fund.

MLP Partners is the actual owner of 150,000 Common Units reported herein.  MLP Assoc LP is the general partner of MLP Partners.  LB I Group is the general partner of MLP Assoc LP and is wholly-owned by LBI which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, MLP Assoc LP, LB I Group, LBI and Holdings may be deemed to be the beneficial owners of the Common Units owned by MLP Partners.

LBI is the actual owner of 142,772 Common Units reported herein.  LBI, a broker-dealer registered under Section 15 of the Act, is a wholly-owned subsidiary of Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings may be deemed to be the beneficial owner of the Common Units owned by LBI.

MLP Opport. Fund is the actual owner of 533,350 Common Units reported herein.  MLP Opport. Assoc LP is the general partner of MLP Opport. Fund. MLP Opport. Assoc LLC  is the general partner of MLP Opport. Assoc LP and is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, MLP Opport. Assoc LP, MLP Opport. Assoc LLC and Holdings may be deemed to be the beneficial owners of the Common Units owned by MLP Opport. Fund.

MLP Partners is the actual owner of 150,000 Common Units reported herein.  MLP Assoc LP is the general partner of MLP Partners.  LB I Group is the general partner of MLP Assoc LP and is wholly-owned by LBI which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, MLP Assoc LP, LB I Group, LBI and Holdings may be deemed to be the beneficial owners of the Common Units owned by MLP Partners.

LBI is the actual owner of 142,772 Common Units reported herein.  LBI, a broker-dealer registered under Section 15 of the Act, is a wholly-owned subsidiary of Holdings.

Under the rules and regulations of the Securities and Exchange Commission, Holdings may be deemed to be the beneficial owner of the Common Units owned by LBI.

MLP Opport. Fund is the actual owner of 533,350 Common Units reported herein.  MLP Opport. Assoc LP is the general partner of MLP Opport. Fund. MLP Opport. Assoc LLC  is the general partner of MLP Opport. Assoc LP and is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, MLP Opport. Assoc LP, MLP Opport. Assoc LLC and Holdings may be deemed to be the beneficial owners of the Common Units owned by MLP Opport. Fund.

MLP Partners is the actual owner of 150,000 Common Units reported herein.  MLP Assoc LP is the general partner of MLP Partners.  LB I Group is the general partner of MLP Assoc LP and is wholly-owned by LBI which is wholly-owned by Holdings.

Under the rules and regulations of the Securities and Exchange Commission, MLP Assoc LP, LB I Group, LBI and Holdings may be deemed to be the beneficial owners of the Common Units owned by MLP Partners.

Item 8.	Identification and Classification of Members of the Group
Not Applicable
Item 9.	Notice of Dissolution of Group
Not Applicable

Item 10.	Certification
☐

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

☒

By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2008

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Vice President

LEHMAN BROTHERS INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Senior Vice President

LB I GROUP INC.

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS MLP OPPORTUNITY ASSOCIATES LLC

By:	/s/ Barrett S. DiPaolo
Name: Barrett S. DiPaolo
Title: Authorized Signatory

LEHMAN BROTHERS MLP
OPPORTUNITY ASSOCIATES LP

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Authorized Signatory

LEHMAN BROTHERS MLP OPPORTUNITY FUND LP

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Authorized Signatory

LEHMAN BROTHERS MLP ASSOCIATES, L.P.

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Authorized Signatory

LEHMAN BROTHERS MLP PARTNERS LP

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Authorized Signatory

EXHIBIT A - JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: February 13, 2008

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Vice President

LEHMAN BROTHERS INC.

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Senior Vice President

LB I GROUP INC.

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Authorized Signatory

LEHMAN BROTHERS MLP OPPORTUNITY ASSOCIATES LLC

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Authorized Signatory

LEHMAN BROTHERS MLP OPPORTUNITY ASSOCIATES LP

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Authorized Signatory

LEHMAN BROTHERS MLP OPPORTUNITY FUND LP

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Authorized Signatory

LEHMAN BROTHERS MLP ASSOCIATES, L.P.

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Authorized Signatory

LEHMAN BROTHERS MLP PARTNERS LP

By:	/s/ Barrett S. DiPaolo
	Name:	Barrett S. DiPaolo
	Title:	Authorized Signatory